MEDIANEWS GROUP, INC.

                                OFFER TO EXCHANGE
                   6 7/8% SENIOR SUBORDINATED NOTES DUE 2013,
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                           FOR ANY AND ALL OUTSTANDING
                    6 7/8% SENIOR SUBORDINATED NOTES DUE 2013
       ($300,000,000 AGGREGATE PRINCIPAL AMOUNT ISSUED NOVEMBER 25, 2003)


To: Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

      Upon and subject to the terms and conditions set forth in the Prospectus of MediaNews Group, Inc., a Delaware corporation (the "Company"), dated ______ __, 2004 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), an offer to exchange (the "Exchange Offer") registered 6 7/8% Senior Subordinated Notes due 2013 for any and all outstanding 6 7/8% Senior Subordinated Notes due 2013 ($300,000,000 aggregate principal amount issued November 25, 2003) (the "Unregistered Notes") (CUSIP Nos. 58446MAA9 and U58296AA9) is being made pursuant to such Prospectus. The Exchange Offer is being made in order to satisfy certain obligations the Company contained in the Registration Rights Agreement, dated as of November 25, 2003, between the Company and the initial purchasers referred to therein.

      We are  requesting  that  you  contact  your  clients  for  whom  you hold
Unregistered Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Unregistered Notes registered in your name or in the name of your nominee, or who hold Unregistered Notes registered in their own names, we are enclosing the following documents:

            1.    Prospectus dated ______ __, 2004;

            2. The Letter of Transmittal for your use and for the information of your clients;

            3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Unregistered Notes are not immediately available or time will not permit all required documents to reach The Bank of New York (the "Exchange Agent") prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

            4. A form of letter which may be sent to your clients for whose account you hold Unregistered Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

      Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on ______ __, 2004 (the "Expiration Date") (30 calendar days following the commencement of the Exchange Offer), unless extended by the Company. The Unregistered Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date.

      To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Unregistered Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.


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      If holders of Unregistered  Notes wish to tender,  but it is impracticable for them to forward their certificates for Unregistered Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures".

      Additional copies of the enclosed materials may be obtained from the Exchange Agent at The Bank of New York, Reorganization Unit - 7E, Attention:
Enrique Lopez, 101 Barclay Street - 7 East, New York, NY 10286, phone (212) 815-2742 and facsimile (212) 298-1915.

      MEDIANEWS GROUP, INC.